UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2012

First Niagara Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35390	42-1556195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Exchange Street, Suite 618 Buffalo, New York 14210

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (716) 819-5500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2012, First Niagara Bank (the “First Niagara Bank”), the wholly-owned bank subsidiary of First Niagara Financial Group, Inc., entered into an Assignment, Purchase and Assumption Agreement (the “Assignment, Purchase and Assumption Agreement”) with KeyBank N.A. (“KeyBank”), the wholly-owned bank subsidiary of KeyCorp. Upon the terms and conditions set forth in the Assignment, Purchase and Assumption Agreement, KeyBank has agreed to acquire from HSBC Bank USA, National Association and affiliates (collectively, “HSBC”), 37 branches in Upstate New York, as listed below (the “Covered HSBC Branches”), which includes assumption of $2.4 billion in deposits and the acquisition of approximately $400 million in loans (the “Acquisition”).

The Covered HSBC Branches represent a portion of the 195 branches that First Niagara Bank agreed to acquire on July 30, 2011 pursuant to a Purchase and Assumption Agreement (the “Primary Purchase Agreement”) with HSBC. The Primary Purchase Agreement permits First Niagara Bank to assign its rights and obligations to acquire a portion of the 195 branches to third party purchasers, subject to specified conditions. The Assignment, Purchase and Assumption Agreement represents an assignment with respect to the Covered HSBC Branches. The assignment of such rights and obligations with respect to branches does not alter the amount or timing of the payment or performance obligations of First Niagara Bank to HSBC under the Primary Purchase Agreement.

KeyBank has agreed to pay First Niagara Bank a deposit premium of 4.6% or approximately $110 million, based on deposit balances as of August 2011. As part of the Acquisition, KeyBank will acquire the portfolio of performing loans (primarily small business, residential mortgage and consumer loans) associated with the Covered HSBC Branches. KeyBank will also acquire the cash on hand of the Covered HSBC Branches, as well as the real and personal property of the Covered HSBC Branches and the rights of the Covered HSBC Branches under any acquired loans, leases, safe deposit agreements, relationship accounts, operating contracts or records, except for certain excluded contracts and arrangements related to the retained business of HSBC as well as HSBC intellectual property.

The Assignment, Purchase and Assumption Agreement requires KeyBank to offer employment to all employees of the Covered HSBC Branches (excluding certain employees to be retained by HSBC) on terms generally consistent with those set forth in the Primary Purchase Agreement.

The Assignment, Purchase and Assumption Agreement provides for conversion and transition services to be performed by HSBC and First Niagara Bank in connection with the transfer of the Covered HSBC Branches. As part of these services, First Niagara Bank has agreed to acquire directly from HSBC the credit card accounts and receivables associated with the Covered HSBC Branches (approximately $96.6 million as of August 2011), subject to certain conditions, and to services these credit card accounts and receivables pending KeyBank’s right to purchase them within one year following the closing.

The scope of the assets and liabilities associated with each of the Covered HSBC Branches that will be divested through assignment to KeyBank is generally the same as the scope of the overall assets and liabilities that First Niagara Bank agreed to acquire as part of the Primary Acquisition, but limited to those at the Covered HSBC Branches. Accordingly, KeyBank will not acquire assets or liabilities related to certain business of the Covered HSBC Branches to be retained by HSBC, including the middle-market and large corporate banking business, the private banking business and the direct banking business (as well as the business of providing financial services to customers of such retained businesses). In addition, as indicated above, credit card accounts and receivables may be acquired by First Niagara Bank subject to KeyBank’s purchase right.

The Assignment, Purchase and Assumption Agreement includes representations, warranties, and covenants, indemnification, non-compete, non-solicitation and termination provisions. The Assignment, Purchase and Assumption Agreement also includes customary closing conditions and is subject to regulatory approval and to prior closing by First Niagara under the Primary Purchase Agreement. The Acquisition is anticipated to close at or about the end of the second quarter or during the third quarter of 2012.

In the event that any of the closing conditions in the Assignment, Purchase and Assumption Agreement were not to be satisfied, then unless conditions to the obligations of First Niagara Bank to close under the Primary Purchase Agreement were also not to be satisfied, First Niagara Bank would remain obligated under the Primary Purchase Agreement to acquire the HSBC Covered Branches.

The following is a list of the Covered HSBC Branches:

Erie County	5556 Main St	Williamsville
Erie County	2344 Niagara Falls Blvd	Tonawanda
Erie County	6525 Transit Rd	East Amherst
Erie County	366 Kenmore Av	Buffalo
Erie County	3 107 Bailey Ave	Buffalo
Erie County	2635 Main St	Buffalo
Erie County	201 Amherst St	Buffalo
Erie County	4455 Transit Rd	Williamsville
Erie County	5151 Broadway	Depew
Erie County	703 Ridge Rd	Lackawanna
Erie County	306 West Ferry St	Buffalo
Erie County	2345 Union Rd	West Seneca
Erie County	1017 Broadway	Buffalo
Erie County	1107 Lovejoy St	Buffalo
Erie County	9094 Erie Rd	Angola
Erie County	8591 Main St	Eden
Erie County	4191 North Buffalo St	Orchard Park
Erie County	11 Main St	Hamburg
Niagara County	2952 Saunders Settlement Rd	Sanborn
Niagara County	8301 Niagara Falls Blvd	Niagara Falls
Niagara County	721 Center St	Lewiston
Niagara County	150 Main St	Lockport
Niagara County	5740 South Transit Rd	Lockport

Niagara County	8683 Main St	Barker
Niagara County	Main St & Park Ave	Middleport
Orleans County	514 Main St	Medina
Monroe County	12 Courtney Drive	Fairport
Monroe County	3177 Latta Rd	Rochester
Monroe County	3636 Dewey Ave	Greece
Monroe County	980 Ridge Road East	Webster
Monroe County	184 South Union St	Spencerport
Monroe County	1005 Elmgrove Rd	Rochester
Monroe County	525 Titus Ave	Rochester
Monroe County	3230 Chili Ave	Rochester
Monroe County	1475 Mt Hope Ave	Rochester
Monroe County	1848 Empire Blvd	Baytowne
Monroe County	825 Fairport Road	E Rochester

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

Date: January 18, 2012

	By:	/s/ Gregory W. Norwood
Name: Gregory W. Norwood
Title: Chief Financial Officer

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